Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to Employment Agreement, effective as of November 20, 2007, is entered into by and between BOLT TECHNOLOGY CORPORATION, a Connecticut corporation (the “Company”), and Raymond M. Soto (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of June 10, 1996, as amended September 20, 2001 (the “Employment Agreement”), in connection with the employment by the Company of the Executive; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Paragraph 7(B) is hereby amended by deleting the last sentence of Paragraph 7(B) in its entirety and substituting in lieu thereof the following:

Upon the termination of Executive’s employment under this Agreement for any reason, Company shall, within 30 days after such termination or, if applicable, the time specified in Paragraph 12(N), transfer, free and clear of liens and security interests, the ownership of the Executive Life Insurance (including, without limitation, the full cash surrender value thereof) to Executive or his designee.

2. Paragraph 9(B)(ii) is hereby amended and restated in its entirety as follows:

(ii) pay to Executive any and all sums which would have become payable to Executive under this Agreement during the three (3) year period following the date of such termination (the “Severance Period”). Said sums are sometimes hereinafter referred to as the “Severance Period Payments”. The Severance Period Payments shall be paid in a lump sum within 30 days after such termination or, if applicable, the time specified in Paragraph 12(N). The Severance Period Payments shall be computed based upon (a) base salary increasing at 105% per year, and (b) annual performance bonuses based upon the average of the three (3) highest such bonuses during the five (5) fiscal years preceding the date of such termination. Said lump sum amount shall be computed without any discount for present value; and

3. The Employment Agreement is hereby amended by adding the following Paragraph 12(N) after Paragraph 12(M):

(N) DELAYED PAYMENTS UNDER INTERNAL REVENUE CODE SECTION 409A. Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of Executive’s employment which are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be delayed for six months following such termination of employment if Executive is a Specified Employee (as defined below) on the date of his termination of employment. Any payment due within such six-month period shall be delayed to the end of such six-month period. Company will adjust the payment to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. Company will pay the adjusted payment at the beginning of the seventh month following Executive’s termination of employment. In the event of Executive’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Executive’s death occurs. For purposes of this Agreement, a “Specified Employee” shall mean an employee of Company who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year. Notwithstanding the foregoing, all employees who are nonresident aliens during an entire calendar year are excluded for purposes of determining which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for such calendar year. The term “nonresident alien” as used herein shall have the meaning set forth in Regulations Section 1.409A-1(j). In the event of any corporate spinoff or merger, the determination of which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for any calendar year shall be determined in accordance with Regulations Section 1.409A-1(i)(2).

4. Except as amended by this Amendment, the Employment Agreement shall remain unaffected and in full force and effect.

5. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

BOLT TECHNOLOGY CORPORATION

By:	/s/ Joseph Espeso
Name:	Joseph Espeso
Title:	Senior Vice President-Finance and Chief Financial Officer

/s/ Raymond M. Soto
Raymond M. Soto

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